Exhibit 99.1

Dynavax Secures $175 Million in Non-Dilutive Debt Financing

Proceeds to be Used to Commercialize HEPLISAV-B™ [Hepatitis B Vaccine (Recombinant), Adjuvanted] in United States and Advance Company’s Immuno-Oncology Product Candidates

Company Deploying HEPLISAV-B Field Sales Team

BERKELEY, Calif. – February 20, 2018 – Dynavax Technologies Corporation (NASDAQ: DVAX) today announced that it has closed on a $175 million non-dilutive term loan agreement with CRG LP, a healthcare focused investment firm. Dynavax will receive $100 million in a first tranche and up to an additional $75 million may be borrowed in a second tranche at Dynavax’s option.

“This non-dilutive financing, together with our $192 million in cash at December 31, 2017, will enable us to implement our commercialization plan for HEPLISAV-B in the United States, and expand and advance clinical studies of our immuno-oncology product candidates,” said Michael Ostrach, chief financial officer of Dynavax. “Our strong cash position will support the launch of our HEPLISAV-B field sales team next week and the phase 3 clinical trial of SD-101 and additional Phase 2 trials planned to start later this year.”

Dynavax will receive $100 million in a first tranche and up to an additional $75 million may be funded at Dynavax’s option in a second tranche at any time upon notice delivered no later than June 30, 2019, in an amount determined by the company in increments of $25 million. Interest on the term loans will accrue at a rate of 9.5% per annum with the principal to be repaid at maturity on December 29, 2023. The principal can be repaid at any time after the second anniversary with no additional prepayment fees. Further information on the loan arrangement is available in the Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

“With a newly approved product that can help address unmet medical needs and a promising immuno-oncology platform, Dynavax is the archetype of companies we seek to support,” said Luke Düster, Managing Director of CRG. “This transaction demonstrates our confidence in HEPLISAV-B and Dynavax’s commercial strategy and ability to continue to translate its innovative technology into important commercial products.”

Commercialization of HEPLISAV-B

HEPLISAV-B was approved by the U.S. Food and Drug Administration (FDA) in November 2017 for the prevention of infection caused by all known subtypes of hepatitis B virus in adults age 18 years and older. Dynavax commercially launched HEPLISAV-B in the United States in January 2018.

The company is seeking a recommendation from the Centers for Disease Control and Prevention’s (CDC) Advisory Committee on Immunization Practices (ACIP) to add HEPLISAV-B to the adult vaccination schedule for the prevention of hepatitis B. The ACIP recommendation is required to obtain access to HEPLISAV-B through medical policies that only offer vaccinations included in the CDC’s schedule. The ACIP meeting is scheduled for February 21, during which the committee will determine its recommendation. The company will deploy its field sales team on February 26, targeting institutions, the largest independent accounts, and influential accounts that are current hepatitis B vaccinators.

Advancement of Immuno-Oncology Pipeline

Dynavax continues to expand its TLR based immuno-oncology platform through the execution of ongoing clinical trials and preclinical work on multiple compounds and combination therapies. The company’s lead program, SD-101, has shown promising initial clinical data with the potential to significantly enhance the immune response against cancer. Data from its Phase 2 trial in melanoma and head and neck squamous cell carcinoma have been submitted in separate abstracts to upcoming medical conferences.

About HEPLISAV-B

HEPLISAV-B is an adult hepatitis B vaccine that combines hepatitis B surface antigen with Dynavax’s proprietary Toll-like receptor (TLR) 9 agonist to enhance the immune response. Dynavax has worldwide commercial rights to HEPLISAV-B.

For more information about HEPLISAV-B, visit http://heplisavb.com/.

Indication and Use

HEPLISAV-B is indicated for prevention of infection caused by all known subtypes of hepatitis B virus in adults age 18 years and older.

Important Safety Information (ISI)

Do not administer HEPLISAV-B to individuals with a history of severe allergic reaction (e.g., anaphylaxis) after a previous dose of any hepatitis B vaccine or to any component of HEPLISAV-B, including yeast.

Appropriate medical treatment and supervision must be available to manage possible anaphylactic reactions following administration of HEPLISAV-B.

Immunocompromised persons, including individuals receiving immunosuppressant therapy, may have a diminished immune response to HEPLISAV-B.

Hepatitis B has a long incubation period. HEPLISAV-B may not prevent hepatitis B infection in individuals who have an unrecognized hepatitis B infection at the time of vaccine administration.

The most common patient reported adverse reactions reported within 7 days of vaccination were injection site pain (23% to 39%), fatigue (11% to 17%) and headache (8% to 17%).

For full Prescribing Information for HEPLISAV-B, click here.

About SD-101

SD-101, the Company’s lead clinical candidate, is a proprietary, second-generation, Toll-like receptor 9 (TLR9) agonist CpG-C class oligodeoxynucleotide. Dynavax is evaluating this intratumoral TLR9 agonist in several clinical studies to assess its safety and activity, including a Phase 2 study in combination with Keytruda® (pembrolizumab), an anti-PD-1 therapy, in patients with metastatic melanoma and in patients with head and neck squamous cell cancer, in a clinical collaboration with Merck. Dynavax maintains all commercial rights to SD-101.

About Dynavax

Dynavax is a fully-integrated biopharmaceutical company focused on leveraging the power of the body’s innate and adaptive immune responses through toll-like receptor (TLR) stimulation. Dynavax discovers and develops novel vaccines and immuno-oncology therapeutics. The Company’s first commercial product, HEPLISAV-B, a hepatitis B vaccine for adults, is approved in the United States. Dynavax’s lead immunotherapy product, SD-101, is an investigational cancer immunotherapeutic currently being evaluated in Phase 1/2 studies and its second cancer immunotherapeutic, DV281, is in Phase 1 development. For more information, visit www.dynavax.com.

About CRG

CRG is a premier healthcare-focused investment firm that has committed more than $3.0 billion of capital across more than 50 investments. The firm seeks to commit between $20 to $300 million in each investment across the healthcare spectrum, including: medical devices, biopharmaceuticals, tools & diagnostics, services and information technology. CRG provides growth capital in the form of long-term debt and equity to support innovative, commercial-stage healthcare companies that address large, unmet medical needs. The firm partners with public and private companies to provide flexible financing solutions and world-class support to achieve exceptional growth objectives with minimal dilution. CRG maintains offices in Boulder, Houston and New York. For more information, please visit www.crglp.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the commercial launch of HEPLISAV-B and whether existing cash and the funds available under the term loan agreement will be sufficient to fund the launch of HEPLISAV-B and continued development of our pipeline. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including the potential for success of HELPISAV-B and our current pipeline; whether the company will be able to continue building the commercial infrastructure required to launch HEPLISAV-B; whether payers will provide timely reimbursement for HEPLISAV-B; whether the CDC’s Advisory Committee on Immunization Practices (ACIP) will add HEPLISAV-B to its adult vaccination schedule during its February 2018 meeting, or at all; whether potential claims against us, including those based on patent rights of others, will result in an injunction against sales or otherwise impact commercialization and sales; whether we can timely provide adequate clinical supplies; initiation, enrollment and completion of clinical trials of SD-101 and our other investigational compounds; the results of clinical trials and the impact of those results on the initiation or continuation of subsequent trials and issues arising in the regulatory process; the ability to successfully develop and commercialize SD-101; and whether or not Dynavax and parties with whom we are collaborating may reach any future agreement on further studies or a more extensive collaboration beyond the clinical trials contemplated under existing agreements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Dynavax in general, see risks detailed in the “Risk Factors” section of our most recent current periodic report filed with the SEC. These statements represent our estimates and assumptions only as of the date of this press release. We do not undertake any obligation to update publicly any such forward-looking statements, even if new information becomes available. Information on Dynavax’s website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

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Contact: David Burke Director, IR & Corporate Communications 510.665.7269 dburke@dynavax.com	Media Contact: Rachel St. Martin W2O wcg 646.894.5757 rstmartin@w2ogroup.com